Exhibit 99.1

News Release

Baker Hughes Incorporated
2929 Allen Parkway
Houston, Texas 77019
Phone: 713.439.8600
Contact:	Fax: 713.439.8280
Gary R. Flaharty, +1.713.439.8039, gflaharty @ bakerhughes.com	www.bakerhughes.com
Baker Hughes Promotes Martin Craighead to President and Chief Operating Officer
HOUSTON, Texas — July 28, 2010. Baker Hughes Incorporated (BHI — NYSE) announced today that effective immediately, Martin Craighead is promoted to the position of President and Chief Operating Officer (COO).
“Martin’s leadership has been a major factor in the successful implementation of the geomarket reorganization and in executing our strategy to achieve long-term profitable growth,” said Chad Deaton, Chairman and Chief Executive Officer of Baker Hughes Incorporated. “In his tenure as Chief Operating Officer he has demonstrated excellence in both strategic planning and tactical execution. Martin will continue to be responsible for engineering and technology development, as well as field operations in his new role.”
Biography
Prior to assuming his new responsibilities, Martin Craighead (50) served as Senior Vice President and Chief Operating Officer since May 2009. During his career at Baker Hughes, he served as President of the Drilling & Evaluation Group and as President of Baker Atlas and INTEQ. He joined the company in 1986 and has worked in engineering, operational and managerial positions throughout North America, Latin America and Asia Pacific. Mr. Craighead earned a Bachelor of Science degree in Petroleum and Natural Gas Engineering from Pennsylvania State University and a Master of Business Administration degree from Vanderbilt University.
Baker Hughes provides reservoir consulting, drilling, pressure pumping, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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